Exhibit 10.12

[SEAL]

Time Charter

GOVERNMENT FORM

Approved by the New York Produce Exchange
November 6th, 1913 - Amended October 20th, 1921; August 6th, 1931; October 3rd, 1946

This Charter Party, made and concluded in London                                                       30th day of November, 2004          ~~19~~      Between GENCO RELIANCE LIMITED, MARSHALL ISLANDS                                        Owners of the good Hong Kong                    ~~Steamship~~/Motorship “TOP RELIANCE” to be renamed “GENCO RELIANCE” of                  of 18,036               tons gross register, and 10,227               tons net register, having engines of                             indicated horse power and with hull, machinery and equipment in a thoroughly efficient state, and classed A.B.S.                                                                       at                                        of about 39,152                    cubic metres grain ~~feet bale~~ capacity, and about 29,952 metric                     tons ~~of 2240 lbs.~~ deadweight capacity ~~(cargo and bunkers, including fresh water and stores not exceeding one and one half percent of ship’s deadweight capacity, allowing a minimum of fifty tons)~~ on a draft of 9.994           ~~feet~~ metres           ~~inches~~ on salt               Summer freeboard, inclusive of permanent bunkers, which are of the capacity of about           tons of fuel, and capable of steaming, fully laden throughout the currency of this Charter Party, under good weather conditions about 14 knots (Laden)/14.5 knots (Ballast) on a consumption of about 23.5 metric tons Intermediate Fuel Oil (180 CST) plus about 1.5 metric tons Intermediate Fuel Oil (180 CST) ~~tons of best Welsh coal best grade fuel oil best grade Diesel oil,~~ now
                                                                      and LAURITZEN BULKERS A/S                                           Charterers of the City of COPENHAGEN

Witnesseth, That the said Owners agree to let, and the said Charterers agree to hire the said vessel, from the time of delivery, for ~~about~~ for minimum 20 months/maximum 24 months timecharter in Charterers’ option via safe anchorage(s), safe berth(s), safe port(s), always accessible, always afloat and always within Institute Warranty Limits with lawful/harmless merchandise within below mentioned trading limits, but always subject to Owners’s cargo/trading exclusions clause.

Charterers to have liberty to sublet the vessel for all or any part of the time covered by this Charter, but Charterers remaining responsible for the fulfillment of this Charter Party Accepance of delivery by Charterers shall not constitute any waiver of Owners’ obligations hereunder. Vessel to be placed at the disposal of the Charterers, ~~at~~ on completion of current employment i.e. on completion of drydock and delivery formalities which expected to be on Monday 6th December, 2004                                                                                                         ~~in such dock or at such wharf or place (where she may safely lie, always afloat, at all times of tide, except as otherwise provided in clause No. 6), as the Charterers may direct. If such dock, wharf or place be not available time to count as provided for in clause No. 5.~~ Vessel on her arrival first loadport of this Charter ~~delivery~~ to be clean and ready to receive Charterers’ intended cargo with clean-swept holds (in case vessel’s holds are not ready as specified by governmental or local independent surveyors, the vessel will be placed off-hire from the time of such failure until passing holds re-inspection and any directly related expenses incurred thereby to be for Owners’ account) and tight, staunch, strong and in every way fitted for the ordinary service, having water ballast, winches and donkey boiler with sufficient steam power, or if not equipped with donkey boiler, then other power sufficient to run all the winches at one and the same time (and with full complement of officers, seamen, engineers and firemen for a vessel of her tonnage), to be employed, in carrying lawful merchandise, ~~including petroleum or its products, in proper containers,~~ excluding see Clause 37                                                                                                         ~~(vessel is not to be employed in the carriage of Live Stock,-but Charterers are to have the privilege of shipping a small number on deck at their risk, all necessary fittings and other requirements to be for account of Charterers), in such lawful trades, between safe port and/or ports in British North America, and/or United States of Ameriea,-and/or West Indies, and/or Central America, and/or Caribbean Sea, and/or Gulf of Mexico, and/or Mexico, and/or South America~~ Trading exclusions see also Clause 67                                                         ~~and/or Europe~~

~~and/or Africa, and/or Asia, and/or Australia, and/or Tasmania, and/or New Zealand, but excluding Magdalena River, River St. Lawrence between October 31st and May 15th, Hudson Bay and all unsafe ports; also excluding, when out of season, White Sea, Black Sea and the Baltic,~~ Charterers have the option to breach Institute Warranty Limits, but always subject to Owners’ and Owners’ insurance Underwriters’ approval which not to be unreasonably withheld and to pay additional premium.
                                                                                                                                            as the Charterers or their Agents shall direct, on the following conditions:

1.     That the Owners shall provide and pay for all provisions, wages and consular shipping and discharging fees of the Crew and watchmen other than compulsory; shall pay for the insurance of the vessel, also for all the cabin, deck, engine-room and other necessary stores, including boiler water and maintain her class and keep the vessel in a thoroughly efficient state in hull, cargo spaces, machinery and equipment for and during the service.

2.     That whilst on hire the Charterers shall provide and pay for all the fuel except as otherwise agreed, Port Charges, Canal tolls, compulsory Pilotages, Agencies, Commissions, Consular Charges (except those pertaining to the Crew), and all other usual expenses except those before stated, but when the vessel puts into a port for causes for which Owners are ~~vessel is~~ responsible, then all such charges incurred shall be paid by the Owners. Fumigations ordered because of illness of the crew or cargoes carried prior to delivery to be for Owners account. Fumigations ordered because of cargoes carried or ports visited while vessel is employed under this charter to be for Charterers account. ~~All other fumigations to be for Charterers account after vessel has been on charter for a continuous period of six months or more.~~

Charterers are to provide necessary dunnage and shifting boards, also any extra fittings requisite for a special trade or unusual cargo, but Owners to allow them the use of any dunnage and shifting boards and any other fittings already aboard vessel. Charterers to have the privilege of using shifting boards for dunnage, they making good any damage thereto.

~~3.     That the Charterers, at the port of delivery, and the Owners, at the port of re-delivery, shall take over and pay for all fuel remaining on board the vessel at the current prices in the respective ports, the vessel to be delivered with not less than                                            tons and not more than                tons and to be re-delivered with not less than                         tons and not more than                        tons.~~ See Clause 35

4.     That the Charterers shall pay for the use and hire of the said Vessel at the rate of USD 17,250 (Seventeen thousand, two hundred and fifty                                                                                                                                              Dollars) daily including overtime, payable every 15 days in advance to Owners’ designated bank account ~~United States Currency per ton on vessel’s total deadweight carrying capacity, including bunkers and stores, on                                                       summer freeboard, per Calendar Month,~~ commencing on and from the time ~~day~~ of her delivery, as aforesaid, and at and after the same rate for any part of a day ~~month~~; hire to continue until the time ~~hour of the day~~ of her re-delivery in like good order and condition, ordinary wear and tear excepted, to the Owners (unless lost) ~~at~~ on dropping last outward sea pilot one safe port any time day or night, Sundays and holidays included Charterers’ option within following ranges:

KANDLA/JAPAN RANGE including TAIWAN, THAILAND, INDONESIA, MALAYSIA,

UKC including full MEDITERRANEAN SEA

BOSTON/BAHIA BLANCA RANGE,

VANCOUVER/BALBOA RANGE,

GIBRALTAR/DOUALA RANGE

CAPE TOWN/MAPUTO RANGE

unless otherwise mutually agreed.  Charterers are to give Owners approximate 30 days then not less than 20/15/10/5/3/2/1 days notice of vessels expected date of re-delivery, and probable port.

5.     Payment of said hire to be made in New York in cash in United States Currency, ~~semi monthly~~ 15 days in advance, and for the last half month or part of same the approximate amount of hire, and should same not cover the actual time, hire is to be paid for the balance day by day, as it becomes due, if so required by Owners, unless bank guarantee or deposit is made by the Charterers, otherwise failing the punctual and regular payment of the hire, or bank guarantee or deposit, or on any fundamental breach of this Charter Party, the Owners shall be at liberty to withdraw the vessel from the service of the Charterers, without prejudice to any claim they (the Owners) may otherwise have on the Charterers. First hire payment to be paid within 3 (three) banking days after delivery (see also Clause 43). ~~Time to count from 7 a.m. on the working day following that on which written notice of readiness has been given to Charterers or their Agents before 4 p.m., but if required by Charterers, they to have the privilege of using vessel at once, such time used to count as hire.~~

Cash for vessel’s ordinary disbursements at any port may be advanced as required by the Captain and approved by Owners, by the Charterers or their Agents, subject to 2 1/2% commission and such advances shall be deducted from the hire. The Charterers, however, shall in no way be responsible for the application of such advances.

6.     That the cargo or cargoes be laden and/or discharged in any safe dock or at any safe wharf or safe place or safe anchorage in port or elsewhere that Charterers or their Agents may direct, provided the vessel can safely lie always afloat at any time of tide, ~~except at such places where it is customary for similar size vessels to safely lie aground.~~ Re: NAABSA see Clause 67

7.     That the whole reach of the Vessel’s Hold, Decks, and usual places of loading (not more than she can reasonably stow and carry), also accommodations for Supercargo, if carried, shall be at the Charterers’ disposal, reserving only proper and sufficient space for Ship’s officers, crew, tackle, apparel, furniture, provisions, stores and fuel. ~~Charterers have the privilege of passengers as far as accommodations allow, Charterers paying Owners                                     per day per passenger for accommodations and meals. However, it is agreed that in case any fines or extra expenses are incurred in the consequences of the carriage of passengers, Charterers are to bear such risk and expense.~~ No passengers allowed.

8.     That the Captain shall prosecute his voyages with the utmost despatch, and shall render all customary assistance with ship’s crew and boats. The Captain (although appointed by the Owners), shall be under the orders and directions of the Charterers as regards employment and agency; and Charterers are to load, stow, lash, unlash, secure ~~and~~ trim and discharge the cargo at their expense under the supervision of the Captain, who is to sign or when required by Charterers authorise the Charterers or their Agents to sign on his behalf Bills of Lading for cargo as presented, strictly in conformity with Mate’s ~~or Tally Clerk’s~~ receipts.

9.     That if the Charterers shall have reason to be dissatisfied with the conduct of the Captain, Officers, or Engineers, the Owners shall on receiving particulars of the complaint, investigate the same, and, if necessary, make a change in the appointments.

~~10.   That the Charterers shall have permission to appoint a Supercargo at Charterers’ risk and expenses, who shall accompany the vessel and see that voyages are prosecuted with the utmost despatch, said supercargo to sign Owners’ L.O.I. for riding on board. He is to be furnished with free accommodation, and same fare as provided for Captain’s table, Charterers paying at the rate of USD 10.00 $1.00 per day. Owners to victual Pilots and Customs Officers, and also, when authorized by Charterers or their Agents, to victual Tally Clerks, Stevedore’s Foreman, etc., Charterers paying USD 1350 lumpsum per 30 calendar days or pro-rata at the current rate per meal, for all such cables, victualling and entertainment.~~

11.   That the Charterers shall furnish the Captain from time to time with all requisite instructions and sailing directions, in writing, and the Captain shall keep a full and correct Log of the voyage or voyages, which are to be patent to the Charterers or their Agents, and furnish the Charterers, their Agents or Supercargo, when required, with a true copy of daily deck and engine Logs, showing the course of the vessel and distance run and the consumption of fuel as well as revolutions of main engine and velocity of and direction of wind and sea, all in English language.

12.   That the Captain shall use diligence in caring for the cargo and for the ventilation of the cargo.

~~13.   That the Charterers shall have the option of continuing this charter for a further period of                                      on giving written notice thereof to the Owners or their Agents                                    days previous to the expiration of the first named term, or any declared option.~~

~~14.   That if required by Charterers, time not to commence before                                    and should vessel not have given written notice of readiness on or before                   but not later than 4 p.m. Charterers or their Agents to have the option of cancelling this Charter at any time not later than the day of vessel’s readiness~~.

15.   That in the event of the loss of time from deficiency and/or default and/or strike of men or deficiency of stores, fire, breakdown or damages to hull, machinery or equipment,

grounding, detention by average accidents to ship or cargo, drydocking for the purpose of examination or painting bottom, or by any other cause preventing the full working of the vessel, the payment of hire shall cease for the time thereby lost and all extra directly related expenses may be deducted from hire; and if upon the voyage the speed be reduced by defect in or breakdown of any part of her hull, machinery or equipment, the time so lost, and the cost of any extra fuel consumed in consequence thereof, and all extra directly related expenses shall be deducted from the hire.

16.   That should the Vessel be lost, money paid in advance and not earned (reckoning from the date of loss or being last heard of) shall be returned to the Charterers at once. The act of God, enemies, fire, restraint of Princes, Rulers and People, and all dangers and accidents of the Seas, Rivers, Machinery, Boilers and Steam Navigation, and errors of Navigation throughout this Charter Party, always mutually excepted.

The vessel shall have the liberty to sail with or without pilots, to tow and to be towed, to assist vessels in distress, and to deviate for the purpose of saving life and property.

17.   That should any dispute arise between Owners and the Charterers, the matter in dispute shall be referred to three persons at London ~~New York~~, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them, shall be final, and for the purpose of enforcing any award, this agreement may be made a rule of the Court. The Arbitrators shall be commercial men. See further Arbitration Clause 30.

18.   That the Owners shall have a lien upon all cargoes, all sub-hire freight and all sub-freights for any amounts due under this Charter, including General Average contributions, and the Charterers to have a lien on the Ship for all monies paid in advance and not earned, and any overpaid hire or excess deposit to be returned at once. Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the owners in the vessel.

19.   That all derelicts and salvage shall be for Owners’ and Charterers’ equal benefit after deducting Owners’ and Charterers’ expenses and Crew’s proportion. General Average shall be adjusted, stated and settled in London, according to ~~Rules 1 to 15, inclusive, 17 to 22, inclusive, and Rule F of~~ York-Antwerp Rules 1990 and subsequent amendments ~~1924, at such port or place in the United States as may be selected by the carrier, and as to matters not provided for by these Rules, according to the laws and usages at the port of New York. In such adjustment disbursements in foreign currencies shall be exchanged into United States money at thc rate prevailing on the dates made and allowances for damage to cargo claimed in foreign currency shall be converted at the rate prevailing on the last day of discharge at the port or place of final discharge of such damaged cargo from the ship. Average agreement or bond and sueh additional security, as may be required by the carrier, must be furnished before delivery of the goods. Such cash deposit as the carrier or his agents may deem sufficient as additional security for the contribution of the goods and for any salvage and special charges thereon, shall, if required, be made by the goods, shippers, consignees or owners of the goods to the carrier before delivery. Such deposit shall, at the option of the carrier, be payable in United States money and be remitted to the adjuster. When so remitted the deposit shall be held in a special account at the place of adjustment in the name of the adjuster pending settlement of the General Average and refunds or credit balances, if any, shall be paid in United States money.~~

~~In the event of accident, danger, damage, or disaster, before or after commencement of the voyage resulting from any cause whatsoever, whether due to~~ negligence ~~or not, for which, or for the consequence of which, the carrier is not responsible, by statute, contract, or otherwise, the goods, the shipper and the consignee, jointly and severally, shall contribute with the carrier in general average to the payment of any sacrifices, losses, or expenses of a general average nature that may be made or incurred, and shall pay salvage and special charges incurred in respect of the goods. If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully and in the same manner as if such salving ship or ships belonged to strangers.~~ Charter hire not contributable to General Average. General Average and Arbitration to be settled in London in accordance with English law.

~~Provisions as to General Average in accordance with the above are to be included in all bills of lading issued hereunder.~~

20.   Fuel used by the vessel while off hire, also for cooking, condensing water, or for grates and stoves to be agreed to as to quantity, and the cost of replacing same, to be allowed by Owners.

~~21.   That as the vessel may be from time to time employed in tropical waters during the term of this Charter, Vessel is to be docked at a convenient place, bottom cleaned and painted whenever Charterers and Captain think necessary, at least once in every six months, reckoning from time of last painting, and payment of the hire to be suspended until she is again in proper state for the service.~~

22.    Owners shall maintain the gear of the ship as fitted, providing gear (for all cranes ~~derricks~~) capable of handling ~~lifts~~ up to their maximum capacity in accordance with the description clause ~~three tons, also providing ropes, falls, slings and blocks. If vessel is fitted with derricks capable of handling heavier lifts, Owners are to provide necessary gear for same, otherwise equipment and gear for heavier lifts shall be for Charterers’ account.~~ Owners also to provide on the vessel power and electric light on deck and in cargo holds sufficient for night work in all holds simultaneously ~~lanterns and oil for night work, and vessel to give use of electric light when so fitted, but any additional lights over those on board to be at Charterers’ expense.~~ The Charterers to have the use of any gear on board the vessel.

23.    Vessel to work night and day, if required by Charterers, and all cranes ~~winches~~ to be at Charterers’ disposal during loading and discharging; ~~steamer~~ Charterers to provide one craneman ~~winchman~~ per crane ~~hatch~~ to work cranes ~~winches~~ day and night, as required, ~~Charterers agreeing to pay officers, engineers, winchmen, deck hands and donkeymen for overtime work done in accordance with the working hours and rates stated in the ship’s articles. If the rules of the port, or labor unions, prevent crew from driving winches,~~ shore Cranemen ~~Winchmen~~ to be paid by Charterers. In the event of a disabled crane or cranes ~~winch or winches,~~ or insufficient power to operate cranes ~~winches,~~ Owners to pay for shore engine, or engines, in lieu thereof, if required, and pay any loss of time in proportion to the number of working hatches and extra directly related expenses including standby expenses, which Charterers undertake to keep to a minimum level occasioned thereby.

24.    It is also mutually agreed that this Charter is subject to all the terms and provisions of and all the exemptions from liability contained in the Act of Congress of the United States approved on the 13th day of February, 1893, and entitled “An Act relating to Navigation of Vessels; etc.,” in respect of all cargo shipped under this charter to or from the United States of America. It is further subject to the attached protective clauses ~~following clauses, both of which are to be included in all bills of lading issued hereunder:~~

~~U. S. A. Clause Paramount~~

~~This bill of lading shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States, approved April 16, 1936, which shall be deemed to be incorporated herein, and nothing heroin contained shall be deemed a surrender by the carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act. If any term of this bill of lading be repugnant to said Act to any extent, such term shall be void to that extent, but no further.~~

~~Both to Blame Collision Clause~~

~~If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Carrier in the navigation or in the management of the ship, the owners of the goods carried hereunder will indemnify the Carrier against all loss or liability to the other or non carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said goods, paid or payable by the other or non carrying ship or her owners to the owners of said goods and set off, recouped or recovered by the other or non carrying ship or her owners as part of their claim against the carrying ship or carrier.~~

25.    The vessel shall not be required to enter any ice-bound port, or any port where lights or light-ships have been or are about to be withdrawn by reason of ice, or where there is risk that in the ordinary course of things the vessel will not be able on account of ice to safely enter the port or to get out after having completed loading or discharging.

26.    Nothing herein stated is to be construed as a demise of the vessel to the Time Charterers. The owners to remain responsible for the navigation of the vessel, insurance, crew, acts of pilots and tugboats and all other matters, same as when trading for their own account.

27.    A commission of ~~2 1/2~~ 1.25 per cent is payable by the Vessel and Owners to H.CLARKSON & CO.LTD. LONDON                                                                                                                                                                                    on hire earned and paid under this Charter, and also upon any continuation or extension of this Charter.

28.    ~~An address commission of 2 1/2 per cent payable to                                                       on the hire earned and paid under this Charter.~~

Clauses 29 through 83 are to be fully incorporated within the terms of this Charter Party.

pr. Lauritzen Bulkers A/S

/s/ Jens Ditlev Lauritzen
Jens Ditlev Lauritzen
President

This Charter Party is a computer generated copy of the NYPE (Revised 3rd October, 1946) form printed under licence from the Association of Ship Brokers & Agents (U.S.A), Inc., using software which is the copyright of Strategic Software Limited.

It is a precise copy of the original document which can be modified, amended or added to only by the striking out of original characters, or the insertion of new characters, such characters being clearly highlighted by underlining or use of colour or use of a larger font and marked as having been made by the licensee or end user as appropriate and not by the author.

ADDITIONAL CLAUSES TO M.V. “TOP RELIANCE”

TO BE RENAMED “GENCO RELIANCE”

CHARTER PARTY DATED 30TH NOVEMBER, 2004

29.          Additional Fittings

Charterers to have the option of welding padeyes and angles, only at the places approved by the Master at their own risk, arrangement and expense.

Charterers to remove all padeyes and angles and restore and paint the welding points back to the original condition upto Master’s satisfaction before redelivery, unless Owners request Charterers to maintain same without removal, in which case Charterers will be free from removing padeyes and angles. Charterers’ option to leave the padeyes as is on redelivery against paying Owners USD 10.00 each.

30.          Arbitration

This Charter Party shall be governed by English Law.

It is hereby agreed that all claims below USD 50,000 excluding interest and costs shall be settled as per LMAA Small Claims Procedure 1989.

31.          Arrest

Should the vessel be arrested during the currency of this Charter at the suit of any person having or purporting to have a claim against or any interest in the vessel, hire under this Charter Party shall not be payable in respect of any period whilst the vessel remains under arrest or remains unemployed as a result of such arrest and the Owners shall reimburse to the Charterers any expenditure which they may incur under this Charter in respect of any period during which by virtue of the operation of the Clause no hire is payable.

This Clause shall not apply should the arrest be caused through any fault on the part of the Charterers.

32.          Asian Gypsy Moth

Owners guarantee that the vessel meets all U.S./Canadian plant and quarantine regulations and has not called any Russian Pacific port since January 1997.

Furthermore, Owners guarantee the vessel is free of any stage of gypsy moth life, be it in the form of egg masses, larvae or live animals. Costs and consequences due to vessel not being able to enter U.S./Canadian ports or not being passed for loading by U.S./Canadian authorities on account of gypsy moth infestation to be for Owners’ account.

33.          Bills of Lading

Charterers’ Bills of Lading to be used if required by Charterers without prejudice to the terms and conditions of this Charter Party. No through Bills to be issued under this Charter Party.

34.          Bulldozers

Charterers to have the option to use the bulldozers in vessel’s holds, provided not exceeding the tank top strength.

35.          Bunkers

Vessel to deliver with bunkers as on board, which expected to be about 668 mt IFO and about 38 mt MDO.

Bunkers on redelivery to be about same quantities.

Bunker prices both ends: USD 180.00 per metric ton IFO and USD 250.00 per metric ton MDO.

Charterers’ option to bunker vessel prior delivery, provided not interfering with discharge operations.

Value of delivery bunkers to be paid together with the first hire payment.

The Charterers may deduct from last sufficient hire payment(s) the estimated cost of bunkers on redelivery.

Charterers are to provide the vessel with bunkers in accordance with ISO standard 8217:1996 RME25 and DMB grades, but if Charterers cannot supply bunkers within said specifications Charterers shall have the option to supply respectively RMF25 and DMA grades.

In order to comply with the terms and conditions of the various bunker suppliers, the sample to govern quality shall be the sample drawn by the supplier and witnessed by the vessel’s Chief Engineer or surveyor appointed by the Owners. Analysis of said sample in accordance with the recognized ISO test methods at a mutually agreed reputable and dedicated laboratory shall be binding and conclusive for both parties.

Quantity supplied shall be finally determined by sounding of the tanks of the delivering barge or by reading of meters at shore installation.

If the bunker fuels supplied are proven to be unsuitable for burning in ship’s engines or auxiliary engines, Owners shall not be held responsible for any reduction in speed and/or increased consumption as per Charter Party.

Owners and Charterers will work out a best possible solution to resolve if such proven unsuitable bunkers have already been supplied on board, failing which Owners have the right to order the vessel to de-bunker the unsuitable fuels remaining on board at Charterers’ time and expenses at a time and place to be mutually agreed between Owners and Charterers.

36.          Cargo Claims/ P & I Club

Owners guarantee that the vessel is entered and shall remain entered in a Protection and Indemnity Association which is a member of the Group of International P & I Clubs for the duration of this Charter Party. Entry shall include, but not to be limited to, ordinary cover for cargo claims.

Charterers are not responsible for any accident or damage to or on board the vessel which is normally covered with Owners’ Hull and Machinery policy, unless the damages are caused by the Charterers or for which the Charterers are responsible.

In the case of damage to and/or loss of cargo carried on the vessel in which Owners’ and/or Charterers’ liability could be involved under the terms of this Charter Party, as the case may be, the Owners and/or the Charterers shall be asked to grant time extensions for suit in each and every occurrence which should not be unreasonably withheld. The so granted extensions shall not prejudice the ultimate responsibility of both parties. Liability for cargo claims as between Charterers and Owners shall be apportioned as specified by the Interclub New York Produce Exchange Agreement effective from 1996 and its subsequent amendments.

Owners’ P & I Club: Skuld,

Charterers’ P & I Club: North of England

37.          Cargo Exclusions

All dangerous, hazardous, injurious, inflammable cargoes/goods/commodities as listed in the latest IMO D.G. Code and/or any subsequent modifications/amendments thereof, nuclear and radioactive cargo waste/material or its products, nuclear isotopes, war materials, arms and ammunitions, explosive materials, livestock/animals, mahogany logs, shavings, cotton, waste paper, expellers, copra, pyrites, resin, asbestos, fishmeal, meat bone meal, bones, hides of any kind, direct reduced iron ore, bulk borax, saltpetre, dangerous chemicals, zinc ashes, naphtha, petroleum or its products, asphalt, pitch (in bulk/drums), tar/bitumen or any of its products, ammonium nitrate (except for fertilizer grade)/sulphate, creosoted goods, acids, calcium carbide/chloride, hydrochloride, caustic soda, Indian coal, charcoal, motor spirits, fuel, motor blocks and metal turnings/shavings/borings/cuttings and all other unlawful commodities.

Charterers are allowed to load a maximum 3 (three) cargoes of petcoke, 2 (two) cargoes of salt and 2 (two) cargoes of scrap per annum. It is agreed that the combined total number of the above cargoes shall be limited to 5 (five) per annum and subject to the following conditions:

Salt/Sulphur:

Salt/sulphur cannot be carried consecutively and/or vice versa.

Same cargo types (i.e. sulphur or salt alone) cannot be carried consecutively.

If such cargoes are carried as the last cargo prior to redelivery, Charterers to pay additional hold cleaning expenses as per salt/sulphur protective clauses.

If scrap and petcoke are carried as the last cargo prior to redelivery, Charterers to pay double for in lieu of cargo hold cleaning.

Ammoniun nitrate is not allowed, but ammonium nitrate fertilizer grade of IMO Code 5.1 UN No. 2067 is allowed and always subject to Charterers fully complying with the following conditions

Charterers to strictly comply with the transportation/loading requirements of the cargo as per IMO regulations.

Prior to loading a certificate signed by Charterers and Shippers in favour of Owners stating that all loading and transportation requirements according to IMO regulations are fully complied with.

Any additional trading certificate(s) required by vessel’s class and/or any competent authorities pertinent to the carriage of this cargo on board, including surveys if any, are for account of Charterers.

Ammonium sulphate not allowed except fertilizer grade as per Appendix C of BC Code is allowed. Any additional trading certificate(s) required by vessel’s class and/or any competent authorities pertinent to the carriage of this cargo on board, including surveys if any, are for account of Charterers.

Petcoke Protective Clause

Charterers are at liberty carry only three shipments of petroleum coke (whether it be full or part cargo) per annum, if exercised, on the following conditions:

a)            Petroleum coke mentioned herein only limited to the type of non hazardous/non dangerous green delayed type and/or calcined type.

b)           If Charterers exercise such option, Charterers undertake to use holds as less as possible, provided vessel’s stability/trim and stress permit.

c)            Such cargo to be loaded/stowed/trimmed/discharged strictly according to latest IMO and/or any other latest regulations/rules applicable to such cargo.

d)           Should any additional/special washdown of holds before loading be required when loading this cargo is to be recommended/proposed/required by Master, Charterers undertake to arrange the same at their time/expense.

e)            After discharge Charterers to arrange at their expense/time any additional/special materials (including chemical) required to carry out such holds treatment as the Master considers it necessary.

f)            Any extra expenses resulting therefrom/incurred thereby (such as hold cleaning to Master’s satisfaction/hold surveys etc) and/or any detention through any of the above causes are for Charterers’ account.

Salt Protective Clause

Charterers are permitted to carry only two shipments of salt (whether it be full or part cargo and cannot be a consecutive voyages after carrying sulphur), per annum, if exercised on the following conditions:

a)            Charterers undertake to use holds as less as possible provided vessel’s stability trim and stress permitting.

b)           Before loading all holds assigned for salt are to be washed down by fresh water and painted (if requested by Master) by Charterers at their time/expense/risk to the entire satisfaction of the Master and independent surveyors appointed by Charterers at their time/expense.

c)            Cargo is to be loaded/stowed/trimmed/discharged strictly according to latest IMO and/or any other latest regulations/rules applicable to such cargo.

d)           All freshwater used for irrigation onto salt during loading voyage/discharging are for Charterers’ account.

e)            After discharge Charterers undertake thorough cleaning of holds, including repainting and to supply sufficient fresh water at their expense for washing down of all holds to the satisfaction of the Master.

f)            Any extra expenses resulting therefrom/incurred thereby (such as hold cleaning to Master’s satisfaction/hold survey etc) and/or any detention through any of the above causes to be for Charterers’ account.

g)           Charterers are allowed to use ship’s crew to perform painting and repainting as necessary against the payment of USD 500 per hold which is in addition to the normal intermediate hold cleaning, but always subject to prior consent of the Owners/Master/crew and local regulations permitting and all time used/expenses incurred are for Charterers’ account. The Owners/Master are not held responsible for passing hold cleanliness for loading next cargo and for any consequences caused due to such arrangement.

Sulphur Protective Clause

Charterers are permitted to carry only one shipment of sulphur (whether it be full or part cargo and cannot be a consecutive voyage after carrying salt) per annum, if exercised, on the following conditions:

a)            Charterers undertake to use holds as less as possible provided vessel’s stability trim and stress permit.

b)           Before loading all holds assigned for sulphur are to be washed down by fresh water and then painted (if requested by Master) by Charterers at their time/expense/risk to the entire satisfaction of the Master and independent surveyors appointed by Charterers at their time/expense.

c)            Cargo is to be loaded/stowed/trimmed/discharged strictly according to latest IMO and/or any other latest regulations/rules applicable to such cargo.

d)           All freshwater used for irrigation onto sulphur during loading/voyage/discharging to be for Charterers’ account.

e)            After discharge Charterers undertake thorough cleaning of holds, including repainting (if requested by Master) and to supply sufficient fresh water at their expense for washing down of all holds to the satisfaction of the Master.

f)            Any extra expenses resulting therefrom/incurred thereby (such as hold cleaning to Master’s satisfaction/hold survey etc) and/or any detention through any of the above causes are for Charterers’ account.

g)           Charterers are allowed to use ship’s crew to perform painting and repainting as necessary against the payment of USD 500 per hold which is in addition to the normal intermediate hold cleaning, but always subject to prior consent of the Owners/Master/crew and local regulations permitting and all time used/expenses incurred are for Charterers’ account. The Owners/Master are not held responsible for passing hold cleanliness for loading next cargo and for any consequences caused due to such arrangement.

Cement Protective Clause

Charterers are permitted to carry only one shipment of bulk cement per annum under this Charter. Charterers are also responsible for the following

i)	Well protection to the bilge well of all holds to keep smooth suction while discharging hold washing water by using gum tapes (plasters) or so.

ii)	Removal of all cargo solidification due to hold sweating which is impossible to avoid by operation of the ventilation system.

iii)	Washing down of all holds by fresh water immediately after discharge.

iv)	Providing submerge pump to pump out all water in the holds after washing.

Silica Sand, Ferro Silicon and Soda Ash Clause

Owners are in any event not responsible for the hold condition for loading ferro silicon and/or silica sand and/or soda ash. If the vessel cannot pass the hold inspection at loading port(s), all time/expenses are for Charterers’ sole account.

Concentrate Clause

For loading concentrates, the stowage to be within vessel’s strength. All necessary separation if required to be properly erected up to surveyor’s and Master’s satisfaction at Charterers’ expense and time and cargo to be loaded, stowed, separated, trimmed and discharged etc. According to the latest IMO and other authorities’ regulations. At Master’s request Charterers to allow Owners to appoint P & I surveyor or independent surveyor to supervise loading, stowing, execution of separation etc., to surveyor’s agreement and Master’s satisfaction at Charterers’ time and expenses.

Before loading concentrates Charterers to supply vessel Shipper’s certificate of flow moistures content evidencing cargo compliance with the latest IMO regulations, after loading cargo must be properly trimmed at Charterers’ time and expenses to surveyor’s and Master’s satisfaction.

Deck Cargo Clause

Deck cargo, if any, to be at Charterers’ risk, time and expenses including lashing, unlashing and securing basis:

a)            Deck cargo, if any, to be loaded strictly in conformity with cargo exclusion terms.

b)           Deck cargo to be loaded upto Master’s satisfaction and fully in accordance with vessel’s specification as to trim, stability and permissible strength.

c)            All Bills of Lading issued for deck cargo to be marked “Carried on deck at Shippers’ entire risk”.

d)           Vessel/Owners/Carriers will not be responsible for the damage and/or loss and/or wash away of the deck cargo.

e)            Owners are not responsible for loading of deck cargo and numbers of pieces stated in the Bills of Lading.

Pig Iron Clause

Charterers undertake that loading of the first layer of pig iron will not be released until touching tanktop and will not be dumped/dropped during loading. First layer of pig iron is to be loaded, stowed, trimmed to the satisfaction of the Master before loading balance of cargo.

Scrap Protective Clause

Charterers are permitted to carry only two shipments of scrap per annum, if exercised, on the following conditions:

a)            The scrap mentioned herein only limited to shredded scrap including HMS 1+2 must be non-oily and always excluding motor blocks and turnings and also excluding metal borings and cuttings.

b)           Charterers undertake to use as few holds as possible provided the vessel’s stability and stress permit.

c)            Charterers undertake that loading of the first layer of scrap will not be released until touching tanktop and will not be dumped/ dropped during loading. First layer of scrap is to be loaded, stowed, trimmed to the satisfaction of the Master before loading balance of cargo.

d)           Any extra expenses resulting therefrom/incurred thereby and/or any detention through any of the above causes are for Charterers’ account.

e)            Damage to the vessel caused by scrap, the liability of the Charterers are to be determined by pre-loading and post-discharging surveys. Such surveys are for Charterers’ account.

HBI Protective Clause

The Charterers have the option to load a maximum of one cargo BHP HBI ex Port Hedland, whether it be full or part cargo of HBI (hot briquetted iron) per annum, if exercised the following conditions apply:

a)            Only cargo of HBI from BHP’s HBI plant in Port Hedland, Australia is allowed.

b)           Charterers should exert every effort to ship such cargo for destination within the Far East area.

c)            Shipment of HBI cannot be a consecutive voyage after carrying salt or sulphur.

d)           Such cargo cannot be the last cargo prior to the redelivery.

e)            The Charterers undertake to use the least number of holds as possible provided the vessel’s stability, trim and stress permit.

f)            Before loading commences the Charterers at their time, risk and expense shall provide to the Owners and the Master for all the necessary certificates issued by a competent person as to the stability and suitability of the cargo for carriage, whether required by the IMO BC Code and/or by the competent authorities of the countries concerned.

A competent person, the appointment to be mutually agreed between Owners and Charterers, is an independent person or body recognized by the national administration of the country of shipment to be competent in the relevant certification.

The Charterers undertake to provide to the competent authorities with the information as regards to the cargoes sheltered nature, storage period, storage condition and its temperature before loading, length, duration or any other applicable conditions of any specific voyage.

g)           Before loading commences the Charterers at their time, risk and expense shall obtain from the Shipper the certificate that the cargo material conforms with the requirements of the IMO BC Code.

h)           The Owners, at the Charterers’ time, risk and expense, shall have the liberty to appoint the local P & I correspondent to supervise either the whole cargo loading or discharging operation.

i)             The Charterers warrant that the cargo is to be loaded/stowed/segregated/trimmed/discharged strictly in accordance with the latest IMO BC Code and/or any other latest national and international regulations/rules applicable to such cargo.

j)             The Charterers further guarantee that the stevedores are to be provided with the loading, stowing and discharging requirements of the HBI cargo and see these requirements are strictly followed. Charterers are ultimately responsible for any loss/damage/consequences due to disintegration of the briquettes by starting loading in a customary manner which is slow loading initially then normal speed thereafter.

k)            The Master, at his sole discretion shall have the right to reject the cargo which does not conform with the IMO BC Code.

l)             The Owners and the Master shall have the discretion to suspend the cargo operation and close the hatches in consideration of the prevailing weather condition or the weather forecast. The suspension of cargo operation remains Charterers’ time.

m)           The Charterers undertake to thoroughly clean all holds used, twice with salt water and final wash by fresh water immediately after discharge. The fresh water so required for washing down all holds is to be supplied by the Charterers at their expense.

n)           The Charterers may alternatively request the vessel’s crew, subject to Master’s agreement, to render customary assistance in cleaning all cargo compartments as required under m) above paying USD 800 per used hold which is additional to the normal intermediate hold cleaning stipulated under Clause 51 of this Charter Party.

Notwithstanding the above, all intermediate hold cleaning are at Charterers’ time/expense/ risk and responsibility and in any case Owners are not responsible for passing cargo hold cleanliness inspection.

o)           The Owners/Master shall have the option to deviate, make for a port of refuge and seek assistance should the Master suspect a serious abnormality in the temperature of the cargo during the voyage or any damages that may cause the potential hazard to the cargo and/or the common interests in the vessel. The deviation of such shall be for Charterers’ time, risk and expense.

p)           In case of any dispute arising out of cargo operations, Owners’ independent P & I representative is to be deemed the final ruling and the cost of the Owners’ P & I representative is to be paid and borne by the Charterers.

38.          Certificates/Vaccinations

Owners are obliged to deliver and maintain throughout the currency of this Charter Party the vessel, her crew and anything pertaining hereto supplied with up-to-date and complete certificates (including Oil Pollution Certificates), approvals, equipment and fittings enabling the vessel and her crew to trade within the trading limits and to load, carry and discharge all cargoes permitted under this Charter Party.

Officers and crew to comply with vaccination and sanitary regulations in all ports of call and corresponding certificates to be available onboard, enabling the vessel to obtain radio free pratique.

If requested, Owners to provide Charterers with copies of any certificates/approvals.

Any time lost and all extra directly related expenses resulting from Owners’ non-compliance with the above to be for Owners’ account and may be deducted from hire.

39.          Crew Service

With reference to Clause 8 of this Charter Party “customary assistance” shall include but not be limited to:

a)            All opening and closing of hatches, when and where required, if permitted by local regulations.

b)           Raising and lowering of derricks and rigging cranes, if fitted, and/or gangways in preparation for loading and discharging.

c)            Shaping up vessel’s holds/hatches and cranes, if fitted, as much as possible prior arrival at loading and/or discharging places so as to immediately commence loading and/or discharging operations subject to weather conditions and the safety of the crew.

The above services shall be considered as a minimum and shall in no way be construed as an alternative to or reduction in the standard of services from Officers and crew generally required under this Charter Party.

40.          Logs Loading Clause

Vessel is fitted for loading logs and vessel has log loading equipment such as lashing material for full cargoes on deck upon delivery and vessel to maintain same in good working order throughout the timecharter period.

The vessel’s Officers and crew shall perform extra work, if so requested by the Charterers and approved by Owners such as erecting stanchions, lashing, relashing or unlashing of cargo, including cargo mark-off for separation of cargo or collecting, restowing and positioning of dunnage and/or lashing materials etc., as on board.

Such work to be done against crew compensation of USD 3000 per voyage which to be paid directly to Owners’ bank account by Charterers.

Charterers to pre-advise Owners as early as possible of any intention to load logs.

41.          Deductions

Charterers’ option to deduct estimated Owners’ disbursements and bunkers on redelivery from last sufficient Charter hire, but always up to a maximum of USD 1000 per port of call.

Charterers to settle Owners’ outstanding disbursement account within 3 months after redelivery and against port Agents’ original vouchers.

42.          Delivery of Cargo against Letter of Indemnity

In case the original Bill(s) of Lading not available upon vessel’s arrival at discharging port, Owners/Master, if so requested by Charterers to release the entire cargo against Charterers’ Letter of Indemnity which complies with Owners’ standard P & I Club wording/format. Original copy of Letter of Indemnity to be sent to Owners’ office by courier services after being sent by fax.

Should Charterers require vessel to change discharging port after Bills of Lading have been issued, Owners to comply with such instructions upon receipt of a faxed copy of a single Letter of Indemnity signed by Charterers only and issued in conformity with Owners’ standard P & I Club form.

When and if required Charterers may place one original Bill of Lading on board, against which Bill of Lading delivery of cargo to take place on instructions received from Shippers/Charterers and all original Bills of Lading to be marked accordingly.

43.          Delivery/Redelivery Time

Delivery and redelivery time to be based on local time, but hire calculation to be based on Greenwich Mean Time.

44.          Description Clause

See Appendix A

45.          Bimco Double Banking Clause

a)            The Charterers shall have the right, where and when it is customary and safe for vessels of similar size and type to do so, to order the vessel to go, lie or remain alongside another vessel or vessels of any size or description whatsoever or to order such vessels to come and remain alongside and such safe dock, wharf, anchorage or other place for trans-shipment, loading or discharging of cargo and/or bunkering.

b)           The Charterers shall pay for and provide such assistance and equipment as may be required to enable any of the operations mentioned in this clause safely to be completed and shall give the Owners such advance notice as they reasonably can of the details of any such operations.

c)            Without prejudice to the generality of the Charterers’ rights under (a) and (b) it is expressly agreed that the Master shall have the right to refuse to allow the vessel to perform as provided in (a) and (b) if in his reasonable opinion it is not safe so to do  The Master has the right at any time to order the other vessel away from his vessel or instruct his own vessel to sail if he considers it unsafe for vessel to remain double banked.

d)           The Owners shall be entitled to insure any deductible under the vessel’s hull policy and the Charterers shall reimburse the Owners any additional premium(s) required by the vessel’s Underwriters and/or the cost of insuring any deductible under the vessel’s hull policy.

e)            The Charterers shall further indemnify the Owners for any costs, damage and liabilities resulting from such operation. The vessel shall remain on hire for any time lost including period for repairs as a result of such operation.

46.          Houseflag/Markings

The Charterers shall have the liberty of flying their own house flag.

47.          ITF/Boycott

Owners warrant that the vessel’s crew is and will be during the period of this Charter Party employed under a bona fide agreement, the standard of which is fully acceptable to the I.T.F. and Unions in all countries not excluded in this Charter Party.

In the event of the vessel being denied or restricted in the use of port and/or loading and/or discharging facilities or shore labour and/or tug or pilotage assistance or of any other restriction, detention or any loss of time whatsoever due to boycott or arrest of the vessel or due to government restrictions, all caused by the vessel and/or by reason of the terms and conditions on which members of the crew are employed or by reason of any trading of this or any other vessel under same ownership or operation or control, the payment of hire shall cease for the time thereby lost and all extra directly related expenses incurred due to above are to be for Owners’ account and may be deducted from hire.

48.          In Lieu of Hold Cleaning

Charterers shall have the option of redelivering the vessel without cleaning of holds against paying the Owners a lumpsum of USD 4,000 in lieu of such cleaning including dunnage removal/disposal, payable together with the hire payment to Owners’ designated bank account.

49.          Inspection

The Charterers and/or their supercargo(es) shall have free and unlimited access to the whole vessel including but not limited to bridge, holds, engine room, all vessel’s tanks including bunker, lubricating oil, sludge, ballast water, fresh water tanks. Whenever required the Master must bring the vessel to an even trim to ensure correct bunker soundings. The Charterers and/or their supercargo(es) and/or surveyor(s) to have free and unlimited access to the vessel’s deck and engine log books, tank plans, calibration scales and/or other plans as requested and are allowed to make copies of same.

50.          Insurance

Premium for basic war risks insurance on hull and machinery and Officers/crew to be for Owners’ account. Any additional premium nett of all rebates in respect of these risks solely arising from the vessel proceeding at the Charterers’ request to areas designated as excluded areas by war risks Underwriters to be for Charterers’ account, however not to exceed what would have been quoted or charged if the vessel was covered on the London market. If Owners have not covered basic war risks insurance, Charterers only to pay the differential as if the Owners were covered and only against presentation of Underwriters’ original invoice. Crew bonus for trading into these areas to be for Charterers’ account.

51.          Intermediate Hold Cleaning

Vessel’s crew shall render customary assistance in cleaning cargo holds in preparation for next cargo if required by Charterers and if not prevented by shore regulations. Such cleaning to be performed provided this can be safely done, weather permitting. Charterers shall pay USD 450 per hold actually cleaned including dunnage removal/disposal, if any. In any case Owners are not responsible for passing hold survey for loading of next cargo during the entire period. The work to be done in the same efficient manner as if the vessel was trading for Owners’ account, but without responsibility and liability on part of Owners regarding acceptance of vessel at loading port if vessel is rejected due to previous cargo(es) carried under this Charter Party. All fresh water used for hold cleaning to be for Charterers’ account.

52.          Laving up/Return Insurance

Charterers shall have the right to order the laying up of the vessel at any time and for any period of time at a safe berth or anchorage and in the event of such lay up the Owners shall promptly take steps to effect all the economies in operating costs, including insurance, which may be possible and give prompt credit to the Charterers in respect of all such economies. At the request of the Charterers the Owners shall at any time provide an estimate of the economies which would be possible in the event of laying up of the vessel. The Charterers to have the benefit of any return insurance premium received by the Owners from their Underwriters as and when received by reason of the vessel being in port for minimum 30 (thirty) days, provided the vessel is fully on hire.

53.          Loading of Steel

Steel cargoes to be sufficiently dunnaged/lashed/secured and unlashed/unsecured at Charterers’ expense and in their time by stevedores under the supervision of the Master and up to his satisfaction. Owners to appoint P & I surveyor to carry out a pre-loading survey and cost of same to be shared equally by Owners and Charterers.

54.          Notices

Owners to keep Charterers informed about vessel’s position and delivery to the Charterers.

55.          Off-Hire

Should the vessel put back whilst on voyage by reason of an accident or breakdown or in the event of loss of time either in port or at sea or deviation upon the course of the voyage caused by sickness of or accident to the crew or any person on board the vessel (other than passengers or supercargo travelling by request of the Charterers), or by reason of the refusal of the Master or crew to perform their duties, or by reason of salvage or oil pollution, even if alleged, or capture/seizure or detention by any authority/legal process except if caused by Charterers, the hire shall be suspended from the time of inefficiency until the vessel is again efficient in the same or equidistant position in Charterers’ option and voyage resumed therefrom. All extra directly related expenses incurred including bunkers consumed during period of suspended hire shall be for Owners’ account.

The Charterers may, in their option, partly or wholly add any off hire period(s) to the timecharter period.

During any off-hire period estimated to exceed 8 days, the Owners to give the Charterers not less than 5 days definite notice of resumption of the service.

If the vessel has been off-hire for a period of more than 30 days, the Charterers are at liberty to cancel the balance of this Charter Party, in which case redelivery shall take place upon vessel being free of cargo, irrespective of redelivery ranges.

56.          Oil Pollution

Owners guarantee to provide and maintain during the entire timecharter period at their expense and carry on board the vessel a valid U.S. Certificate of Financial Responsibility. Owners also guarantee to have secured current certificates for other countries/federal states or municipal or other division or authority thereof, where guarantees are required. All such certificates to be valid throughout the entire timecharter period.

The Charterers shall in no case be liable for any damage as a result of the Owners’ failure to obtain the aforementioned certificates. Time lost by non-compliance to be considered as off-hire and may be deducted from hire and Owners hold Charterers harmless against any consequential losses, damages or expense.

57.          On/Off-Hire Survey

A joint on/off bunker and condition survey to be carried out by a mutually agreed surveyor. Time and cost of same to be equally shared between Owners and Charterers.

58.          Panama/Suez Canal

Owners warrant that the vessel is fitted for the transit of the Suez and Panama Canal. Should the vessel not meet these or other canal requirements, Charterers may suspend hire for all time thereby lost and Owners to pay all expenses resulting from such failure as a consequence thereof.

59.          Deleted.

60.          Power Clause

The vessel to supply free of expense to Charterers’ account 440 volt 3 phase 60 cycles and 40 kva per crane from engine room switchboard, provided that such crane cannot be used for cargo operation. Forklift trucks/bulldozers/grabs/magnets etc., shall be allowed to be used in the holds if necessary, but always subject to vessel’s permissible strength.

Charterers have the right to fit magnets or other loading/discharging equipment customary to the trade onto vessel’s cranes subject to vessel’s lifting capacity.

61.          Protective Clauses

The New Both-to-Blame Collision Clause, The New Jason Clause, Baltic Conference War Risks Clause for Timecharters 1993 (Code name Conwartime 1993), P & I Bunkering Clause and Hague Rules Legislation, as applicable and attached are all to be considered as part of this Charter Party and all Bills of Lading issued under this Charter shall be subject to all said clauses and contain Voywar 1993.

The USA/Canadian Clause Paramount as applicable or the Hague Rules as enacted in countries other than the USA or Canada as applicable to be incorporated in all Bills of Lading, except where Hamburg Rules are mandatory.

62.          Punctual Payment

Referring to lines 60 and 61, where there is any failure to make “punctual and regular payment” due to errors or omission of Charterers’ employees, bankers or Agents or otherwise for any reason where there is absence of intention to fail to make payment as set out, Charterers shall be given by Owners 3 banking days notice to rectify the failure and where so rectified the payment shall stand as punctual and regular payment.

63.          Sea Carrier Initiative Agreement

Owners and Charterers confirm that they are both signatories to the Sea Carrier Initiative Agreement in order to co-operate with the U.S. Customs Service in the fight against the drug menace.

64.          Smuggling

Owners to be free from responsibility for any consequences owing to smuggling, unless caused by vessel’s Officers and/or crew or Owners’ servants.

65.          Stevedore Damage

Should any damage be caused to the vessel or her fittings by the Charterers or their stevedores the Master is to

a)            Give written notice to the Charterers as soon as practicable after occurrence of particulars available of the damage caused and name of the party allegedly responsible for the damage.

b)           Promptly, but latest within 24 hours, give written notice to the party allegedly responsible, giving particulars available of the damage and its alleged cause and where possible try to obtain the written acknowledgement of liability from such party, or failing that, try to obtain the acknowledgement of receipt of such notice.

c)            As soon as practicable arrange, in conjunction with Charterers’ Agents, for the damage to be surveyed and an estimate of the repair costs given.

Failing the aforementioned the Charterers are not to be responsible for such damage and/or loss of time, except for hidden damage which must be attended to as per the above procedure as soon as discovered, but latest upon completion of the voyage in question.

Charterers shall have the liberty to redeliver the vessel without repairing the damages for which Charterers are responsible as long as same does not affect the vessel’s sea and cargo worthiness, but Charterers undertake to reimburse costs of repairs against production of repair bill by repairers and/or dockyard, unless otherwise mutually agreed. Stevedore damages affecting the vessel’s sea and cargo worthiness for which Charterers are liable to be made good to the satisfaction of the class surveyor immediately at Charterers’ time and expense.

66.          Taxes

Taxes and/or dues and/or charges whatsoever imposed on cargo by any local or national authorities arising out of trade under this Charter Party to be borne by Charterers. Taxes levied by governments other than that of Owners’ domicile or vessel’s flag on earnings under this Charter Party other than the hire payable to Owners shall be for Charterers’ account.

67.          Trading Exclusions

The vessel is to be employed in lawful trades for the carriage of lawful merchandise only between good and safe berths, ports or areas where the vessel can safely lie always afloat, except at such places in Argentina/Brazil/Uruguay/Buenaventura/River Belt area Nigeria (Lagos/Port Harcourt/Calabar) where it is customary for the similar size and dimensions of vessels to safely lie aground, which is always at Charterers’ risks and subject to the permissible/prevailing draft at entrance of the NAABSA port declared by port authorities/pilot and always subject to the discretion of Master.

NAABSA trading at any other place not listed above to be subject to Owners’ and Owners’ hull Underwriters’ prior approval which not to be unreasonably withheld. The Charterers are to furnish the Owners with all relevant information of the port/s in question with conditions.

The vessel is to be employed within IWL especially excluding Russian Pacific ports (as long as the present regulations in the trading countries, including but not limited to Canada and U.S.A apply restricting vessels trading there after calling Russian Pacific ports), Cambodia, Turkish occupied Cyprus, Kuwait, Iraq, Somalia, Yemen, Ethiopia, Israel and Israelian controlled territories, Lebanon, Syria, Libya (including Gulf of Sidre/Sirte), Congo (Democratic Republic of formerly Zaire), Liberia, Sri Lanka, Sierra Leone, Eritrea, Angola (including Cabinda, Haiti, Cuba, Burma (Myanamar), North Korea, Sudan, Syria, Albania, former Yugoslavia unless allowed by United Nations and approved by Owners’ P & I Club (but Slovenia and Croatia allowed), all war, warlike and war risk zones declared from time to time by the London War Committee on war risk trading warranties The vessel is not allowed at any time to trade to the ports/areas which are prohibited from trading by the United Nations and/or international organization of the U.N. and/or the authorities of the country under which flag the vessel is flying. No direct sailing between mainland China and Taiwan, between South and North Korea. Vessel cannot call Babo (Indonesia) for loading logs.

If vessel calling Yemen, Lebanon, Iran, Congo, Libya it will be subject Owners’/ Owners’ P & I prior approval, which should not be unreasonably withheld.

Charterers’ option to breach IWL but always subject to Owners’ and Owners’ insurance Underwriters’ approval against paying additional premium.

Charterers’ option to breach war risk warranty subject Owners’ and Owners’ insurance Underwriters’ approval against paying additional premium and crew war bonus according to ITF scale. Owners’ approval should not be unreasonably withheld. Charterers permission to proceed via Suez/Red Sea without obtaining Owners’ prior approval, but additional premium for Charterers’ account.

Should the political situation in any of the excluded countries change to the extent that trading vessel to countries in question becomes acceptable and usual practice, Owners to consider any request from the Charterers to trade such countries, however always subject to Owners’ approval.

68.          U.S. Trade - Unique Bill of Lading Identifier Clause

The Charterers warrant that each transport document accompanying a shipment of cargo destined to a port or place in the United States of America shall have been endorsed with a unique Bill of Lading identifier as required by the U.S. Customs Regulations (19 CFR Part 4 Section 4. 7.A) including subsequent changes, amendments or modifications thereto, not later than the first port of call.

Non compliance with the provisions of this Clause shall amount to breach of warranty for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them.

Furthermore, all time lost and all expenses incurred including fines as a result of the Charterers’ breach of the provisions of this Clause shall be for the Charterers’ account.

69.          Warranties

Owners warrant that the vessel

•             is not blacklisted by Arab countries nor anywhere else within the agreed trading limits

•             has not traded Cambodia, Cuba, Israel and North Korea

•             is eligible for bunkers in the United States of America, its territories and possessions in accordance with directives from the United States Department of Commerce, Office of International Trade.

70.          Hold Cleanliness

See line 22 of printed form

71.          Weather Routing

The Charterers may supply an independent weather bureau advice to the Master during voyages specified by the Charterers and the Master shall comply with the reporting procedures of the weather bureau, however the Master remains responsible for the safe navigation and choice of route.

Evidence of weather conditions shall be taken from the vessel’s deck logs and independent weather bureau’s reports.  In the event of a consistent discrepancy between deck logs and the independent weather bureau’s reports, the independent bureau’s reports shall be taken as ruling.

72.          Drydocking Clause

Charterers shall upon receipt of minimum 30 days notice from the Owners agree to release the vessel from their employment free of cargo for the purpose of drydocking. Owners to respect Charterers’ trading pattern and accept to take the vessel in between Charterers’ scheduled employment wherever this may be. The actual drydocking place, port to be Owners’ choice. Vessel is to go off-hire at the time/place where she deviates from her course and to go on-hire when she is again ready at Charterers’ disposal in the same or equidistant position at Charterers’ option as when she went off-hire. If vessel is to drydock at a port where Charterers are loading/discharging/bunkering her, then vessel to go off-hire on leaving load/discharge/bunker place and to go on-hire again on leaving drydock.

All bunkers consumed during off-hire are for account of Owners. Unless otherwise agreed, Owners to deliver vessel to Charterers after drydocking with same quantity of bunkers on board as when she was redelivered to Owners.

73.          Hose Test Clause

Charterers have the right to carry out any test including but not limited to ultrasonic test, hose test and chalk test on hatch covers during the entire period of the Charter.

74.          Bimco War Cancellation Clause

Either party may cancel this Charter Party on the outbreak of war or hostilities between any two or more of the following countries: the United States of America, Russia, the United Kingdom, France, People’s Republic of China.

75.          Grab Fitting/Operation Clause

Charterers have the option of fitting vessel with grabs at their time and expense. The initial fitting of grabs are to be at Charterers’ expenses/risk and stowage to be in accordance with class/Owners’ approval. Owners shall not be responsible for any losses or damages caused to the grabs placed on board the vessel by the Charterers and all grab fittings to be removed and all welding points to be restored to the original condition upto Master’s satisfaction by the Charterers prior to redelivery.

Grabs and its accessories fitted on board to remain Charterers’ property. The Owners undertake to maintain the grabs and its accessories as per instruction manual. Master to forward details report every 3 months as to the condition of grabs and maintenance performed since last report. Charterers to pay USD 500 per month to Owners’ bank account for the above mentioned works. Charterers undertake to pay all expenses in respect of repair and maintenance of the grabs and Owners not to be responsible for any breakdown.

76.          Deleted.

77.          Bimco Standard ISM Clause

From the date of coming into force of the International Safety Management (ISM) Code in relation to the vessel and thereafter during the currency of this Charter Party, the Owners shall procure that both the vessel and “the Company” (as defined by the ISM Code) shall comply with the requirements of the ISM Code. Upon request the Owners shall provide a copy of the relevant Document of Compliance (DOC) and Safety Management Certificate (SMC) to the Charterers.

Except as otherwise provided in this Charter Party, loss, damage, expense or delay caused by failure on the part of the Owners or “the Company” to comply with the ISM Code shall be for the Owners’ account.

78.          Deleted

79.          Bimco ISPS Clause for Time Charter Parties:

a) (i) From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) in relation to the Vessel and thereafter during the currency of this Charter Party, the Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) shall comply with the requirements of the ISPS Code relating to the Vessel and the Company. Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers with the full style contact details of the Company Security Officer (CSO).

(ii) Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Owners or the Company to comply with the requirements of the ISPS Code or this Clause shall be for the Owners’ account.

(b) (i) The Charterers shall provide the CSO and the Ship Security Officer (SSO)/Master with their full style contact details and, where sub-letting is permitted under the terms of this Charter Party, shall ensure that the contact details of all sub-Charterers are likewise provided to the CSO and the SSO/Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the Charter Party, shall ensure that the contact details of all sub-Charterers are likewise provided to the Owners.

(ii) Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account.

(c) Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the Owners’ negligence. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(d) If either party makes any payment which is for the other party account according to this Clause, the other party shall indemnify the paying party.

U.S. Customs Advance Notification/AMS Clause for Time Charter Parties

a)            If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

i)             Have in place a SCAC (Standard Carrier Alpha Code);

ii)            Have in place an ICB (International Carrier Bond);

iii)           Provide the Owners with a timely confirmation of i) and ii) above; and

iv)          Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs and provide the Owners at the same time with a copy thereof.

b)           The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

c)            If the Charterers’ ICB is used to meet any penalties, duties, taxes or other charges which are solely the responsibility of the Owners, the Owners shall promptly reimburse the Charterers for those amounts.

d)           The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

80.          Owners have the option to change vessel’s flag.

Flag change to be subject to Charterers’ acceptance of flag to be flown, which not to be unreasonably withheld.

81.          Owners have the option to sell the vessel.

New Owners to be subject to Charterers’ prior approval, which not to be unreasonably withheld. New Owners to remain responsible for due fulfilment of this Timecharter.

82.          Mortgage and Assignment

Charterers agree that Owners may grant to its financiers an assignment of this Charter and all the Owners’ rights, title, interest and benefits therein, including the right to receive Charter hire and other sums and may grant a mortgage and such other security documents as the financiers shall require. The Charterers agree to acknowledge and consent to be bond by notice of any assignment of this Charter executed by Owners.

83.          Owners’ bank:

BENEFICIARY:	GENCO RELIANCE LIMITED
TRUST COMPANY COMPLEX,
AJELTAKE ROAD, AJELTAKE ISLAND, MAJURO,
MARSHALL ISLANDS MH 96960

RECEIVING BANK:	NORDEA BANK FINLAND PLC - NEW YORK BRANCH
437 MADISON AVENUE,
NEW YORK, NY 10022

SWIFT:	NDEAUS3N

ABA ROUTING NO:	026010786

BENEFICIARY
ACCT. NO.	7434682001

BOTH TO BLAME COLLISION CLAUSE

If the liability for any collision in which the vessel is involved while performing this Charter Party fails to be determined in accordance with the laws of the United States of America, the following clause shall apply:

If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, Mariner, Pilot or the servants of the carrier in the navigation or in the management of the ship, the Owners of the goods carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying ship or her Owners in so far as such loss or liability represents loss of or damage to or any claim whatsoever of the Owners of the said goods, paid or payable by the other or non-carrying ship or her Owners to the Owners of the said goods and set off, recouped or recovered by the other or non-carrying ship or her Owners as part of their claim against the carrying ship or carrier.

The foregoing provisions shall also apply where the Owners, Operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect to a collision or contact.

GENERAL AVERAGE AND THE NEW JASON CLAUSE

General Average shall be payable according to the York/Antwerp Rules 1974 but where the adjustment is made in accordance with the law and practice of the United States of America, the following clause shall apply:

In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever whether due to negligence or not, for which or for the consequence of which the carrier is not responsible by statute, contract or otherwise, the goods, shippers, consignees or owners of the goods shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the goods.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the goods and any salvage and special charges thereon shall, if required, be made by the goods, shippers, consignees or owners of the goods to the carrier before delivery.

and the Charterers shall procure that all Bills of Lading issued under this Charter Party shall contain the same clause.

P & I BUNKERING CLAUSE

The vessel shall have the liberty as part of the contract voyage and at any stage thereof to proceed to any port or ports whatsoever whether such ports are on or off the direct and/or customary route or routes to the ports of loading or discharge named in this Charter and there take oil bunkers in any quantity in the discretion of Owners even to the full capacity of fuel tanks, deeptanks and any other compartment in which oil can be carried whether such amount is or is not required for the chartered voyage.

BIMCO Standard War Risk Clauses for Time Charters 1993
Code Name “CONWARTIME 1993”

1             For the purpose of this Clause the words:

a)         “Owners” shall include the shipowners, bareboat Charterers, disponent Owners, managers or other operators who are charged with the management of the vessel and the Master and

b)         “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group or the government of any state whatsoever which, in the reasonable judgement of the Master and/or the Owners, may be dangerous or are likely to be or to become dangerous to the vessel, her cargo, crew or other persons on board the vessel.

2             The vessel, unless the written consent of the Owners be first obtained, shall not be ordered to or required to continue to or through any port, place, area or zone (whether of land or sea) or any waterway or canal, where it appears that the vessel, her cargo, crew or other persons on board the vessel, in the reasonable judgement of the Master and/or the Owners may be, or are likely to be, exposed to war risks. Should the vessel be within any such place as aforesaid which only becomes dangerous or is likely to be or to become dangerous after her entry into it, she shall be at liberty to leave it.

3             The vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels or is imposed selectively in any way whatsoever against vessels of certain flags or ownership or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a billigerents right of search and/or confiscation.

4

a)         The Owners may effect war risks insurance in respect of the hull and machinery of the vessel and their other interests (including but not limited to loss of earnings and detention, the crew and their Protection and Indemnity risk) and the premiums and/or calls therefore shall be for their account.

b)         If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the vessel is within or is due to enter and remain within any area or areas which are specified by such Under- writers as being subject to additional premiums because of war risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.

5             If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then such bonus or additional wages shall be reimbursed to the Owners by the Charterers at the same time as the next payment of hire is due.

6             The vessel shall have liberty:

a)         to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery or in any other way whatsoever which are given by the government of the nation under whose flag the vessel sails, or other government to whose laws the Owners are subject, or any other government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

b)         to comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

c)         to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supernational body which has the right to issue and give the same and with national laws aimed at enforcing the same to which the Owners are subject and to obey the orders and directions of those who are charged with their enforcement;

d)         to divert and discharge at any other port any cargo or part thereof which may render the vessel liable to confiscation as a contraband carrier.

e)         to divert and call at any other port to change the crew or any part thereof or other persons on board the vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

7             If in accordance with their rights under the foregoing provisions of this Clause the Owners shall refuse to proceed to the loading or discharging ports or any one or more of them, they shall immediately inform the Charterers. No cargo shall be discharged at any alternative port without first giving the Charterers notice of the Owners’ intention to do so and requesting them to nominate a safe port for such discharge. Failing such nomination by the Charterers within 48 hours of the receipt of such notice and request, the Owners may discharge the cargo at any safe port of their own choice.

8             If in compliance with any of the provisions of sub-clause (2) to (7) of this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfilment of this Charter Party.

APPENDIX A-VESSEL’S DESCRIPTION

M.V. “TOP RELIANCE”

HONG KONG FLAG BUILT 1999, DOUBLE HULL SD LOG FITTD BC

29, 952MTDW ON 9.994M SSW (TPC ABOUT 40.64)

LOA/BM   170.0/27.0M

GRN/BALE   39,152/38,819CBM

GRT/NRT   18,036/10,227

5HOLDS/5HATCHES

4X30T CRANES

ABOUT 14K(L) / 14.5K(B) ON ABOUT 23.5 MT IFO 180CST + ABT 1.5MT IFO 180CST
FOR G/E IN CALM SEA AND FAIR WEATHER CONDITION WITH WIND SPEED UP TO AND INCL BEAUFORT SCALE 4

IN PORT CONS :	ABOUT 3.5MT IFO (WORKING) OR
ABOUT 2.0MT IFO (IDLE)

NDAS BUT VESSEL HAS LIBERITY OF USING MDO WHEN MANOEUVRING, IN/OUT OF PORTS, STARTING OF A/E, NAVIGATING IN SHALLOW/RESTRICTED/BUSY WATERS, POOR WEATHER, CANALS AND RIVERS

BKR SPEC :	FO - ISO8217 RME25 (1996E)
DO - ISO 8217 DMB (1996E)

HATCHCOVER  :   FOLDING TYPE

HATCH DIMEN : 1) 12.4 X 14.4M 2-5) 18.6 X 17.6M

HEIGHT OF FIXED AND HINGED STANCHION

H/1     5.6M (FROM UPPDER DECK SIDE LINE)

H/2-5   8.1M (FROM UPPER DECK SIDE LINE)

HOLD DIM (LENGTH X WIDTH(FWD) X WIDTH(AFT)) IN M:

H1   20.1 X 8.3 X 22.2

H2   26.9 X 22.2 X 25.2

H3   26 X 25.2 X 25.2

H4   26.9 X 25.2 X 25.2

H5   27.9 X 25.2 X 24

STR FOR HVY CGO (#2+#4 CAN BE EMPTY)

AHL/GRN/CO2 FITTED

ALL ABOUT

Charterers Questionnaire

1.	Flag :	Hong Kong
	Crew Nationality :	PRC
	ITF :	Fitted
2.	Built In Oshima Shipyard May 1999
	Class :	ABS
	Ex-Name$ :	Nil
3.	Eng/Bridge Aft :	Yes
4.	Vessel is single deck self-trimming bulkcarrier with double hull structure fully logs fitted
5.	LOA/BEAM/Depth moulded :	170/27/14.1M

6.		DWT	DRAFT	TPC
	Summer SW	29952	9.994	40.64
	Winter SW	29107	9.786
	Tropical SW	30800	10.202
	Tropical FW	30782	10.423
	Lightweight :	6122 MT

7.	Constant excluding fresh water :	about 320 MT
8.	Fresh water tank capacity :	248.8CBM
	Fresh water evaporator capacity :	about 20MT per day
(24 hours steaming)
9.	Capacity :	(Hold + Hatches In Cbm)

Hold	Grain	Bale
1.	4548	4490
2.	8667	8611
3.	8588	8518
4.	9003	8940
5.	8346	8260

10.	Speed/Consumption : about 14k(L)/14.5k(B) on about 23.5 MT IFO 180 CST + about 1.5 MT IFO 180 CST for G/E under good weather condition and calm sea with wind speed up to (including) beaufort scale 4
11.

Port consumption:  about 3.5 metric tons Intermediate Fuel Oil (working) or about 2.0 metric tons Intermediate Fuel Oil (idle) no diesel at sea but vessel has liberty of using marine diesel oil when manoeuvring, in/out of ports, starting of a/e, navigating in shallow/ restricted /busy waters, poor weather and canals, rivers.

12.	Bunker tank capacity (96%)
		IFO	1195.3 CBM	MDO	104.6 CBM
13.	Ballast tank capacity : 9965.4 CBM
No.3 hold ballast capacity : 8588 CBM
14.	No. Of Hatches : 5
	Hatch dimentsion (IN M) :			1.	12.4 X 14.4
				2-5.	18.6 X 17.6
Type of hatch covers : folding
Cement holds : 2 X 700 MM per hatch
Distance from forward hatcoaming of 1st hatch to aft hatchcoaming of last hatch : about 122.4M
15.	No. of Holds : 5
Hold Dimensions (in M)
	1.	20.1 X 8.3F X 22.2A
	2.	26.9 X 22.2F X 25.2A
	3.	26 X 25.2 X 25.2
	4.	26.9 X 25.2 X 25.2
	5.	27.9 X 25.2F X 24A
Flat tanktop dimensions (in M)
	1.	20.1 X 3.4F x 15.8A
	2.	26.9 X 16F X 20.1A
	3.	22.3 X 20.1

	4.	26.9 X 20.1
	5.	27.9 X 20. IF X 6A
Cargo holds : hoppered with topside wingtank
No obstacles/obstructions in holds or tanktop
Suitable for grab discharge
AHL fitted in holds
16.	Cargo Gears : TSUJI SSHS3024 SWL 30tons
Outreach fr ship’s side : 10.5M (30T load)
Slewing speed : 0.75 rpm
Hoisiting speed : 19M/min (30T load)
17.	Grabs : not fitted

18.	Strength (MT/M3)
Hatchcover : 2.53
Tanktop : 1. 21.8
2, 4, 5 20
3 21.2
Upperdeck : 1. 27.2
2–5 3.93
Crossdeck : 3.3
19.

Confirm vessel fitted for the carriage of grain in accordance with chapter VI of solars 1974 and amendments without bagging, strapping and securing when loading a full cargo (DWT) of grain in bulk with untrimmed ends

20.	Fitted for transit Panama/Suez canal : Yes
21.	Strengthed for heavy cargoes : Yes, holds 2/4 empty
22.	Vessel fully logs/timber fitted with lashing materials for full cargo of logs under/on deck
23.	WLTHC (all about)

Hatch No.	Fully Load	Normal Ballast	Heavy Ballast
	(W/O 3 Hold)	(W 3 Hold Ballst)
1	6.12M	12.13M	9.37M
2	6.12M	11.82M	9.37M
3	6.12M	11.45M	9.37M
4	6.12M	11.08M	9.37M
5	6.12M	10.71M	9.37M

24.	Distance from bottom of keel to highest fixed point : about 40.97M
25.	Centerline bulkhead : No
26.	Vessel has not traded Cuba for last 180 days
27.	Vessel is not on Arab boycott list
28.	Official No. 10743
Port of Registry : Monrovia, Liberia
CALL SIGN : E L V Q 8

Tlx No.	347706940
Fax No.	347706920
Tel No.	347706910
C.tlx:	447708210
E-mail:	trl@tgship.amosconnect.com

GRT/NRT (international) : 18036/10227
	Panama NRT	: 15078.68
	GRT/NRT (Suez)	: 18776.32/16658.45
	Name Of Master	: Capt. Zhong Qin Fang
	C/O	: Zhang Wei
	C/E	: Zhang Ke Jun
Registered Owners : Top Reliance Maritime Inc., Liberia
P&I Club :
The London Steamship Owners Mutual Insurance Association
H + M U/Writer : Gerling, Oslo
H + M Value : USD 19.28M
	Manager :	Top Glory Shipping Co. Ltd.,
27/F Top Glory Tower 262 Gloucester Road
Causeway Bay, Hong Kong
	Tel	: (852) 2833 0688
	Fax	: (852) 2833 0683
	Tlx	: 72451 Tgshp Hx
Operation Dept.
	Email :	operation@tgship.com.hk
Capt Eddie Lau (Operation Manager)
Tel : (852) 2833 0680 direct
Mobile : (852) 9191 0232
Owners Banking Details (for receiving charter hire)

See Clause 83

Last Drydock :
Last Special survey : N.A.
Next Drydock/Special survey:
Last 6 cargoes:
29.	Vessel and Manager : ISM certified
All Details About